IRREVOCABLE PROXY TO VOTE

SHARES IN

DGSE COMPANIES, INC.

August 15, 2011

This Irrevocable Proxy to Vote Shares (this “Proxy”) is made and entered into effective as of the 15th day of August, 2011 (the “Effective Date”), by and between NTR METALS, LLC, a Texas limited liability company (“NTR”) and DR. L.S. SMITH, an individual (“Dr. Smith”).

WHEREAS, NTR has acquired 100,000 shares of the common stock, par value $0.01 per share (the “Shares”), of DGSE Companies, Inc., a Nevada Corporation (“DGSE”), from an escrow account established under the terms of that certain Escrow Agreement, dated June 10, 2011 (the “Escrow Agreement”), by and among NTR, Dr. Smith and K&L Gates LLP; and

WHEREAS, as a condition to acquiring the Shares, NTR is required to grant Dr. Smith its proxy to vote the Shares until such time as NTR has purchased 1,000,000 Shares.

NOW, THEREFORE, in consideration of the mutual covenants and consideration as described in this Proxy, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

(1)           NTR hereby nominates and appoints Dr. Smith as the attorney or proxy to represent NTR and vote the percentage interest in DGSE represented by the Shares and any other votes or voting rights to which it may be entitled by virtue of NTR’s ownership of the Shares, with respect to any matter regarding DGSE on which NTR may be entitled to vote.

(2)           This Proxy is given voluntarily and without any solicitations by any agent of DGSE.  This Proxy is irrevocable and coupled with an interest, and will remain in effect as to the Shares for so long as NTR owns the Shares, up to a maximum period of four (4) years from the Effective Date; provided, however, that this proxy will terminate upon the earlier of (i) (x) NTR’s purchase of an aggregate of 1,000,000 Shares, and (y) the release of Dr. Smith as guarantor for DGSE’s $1,500,000 line of credit with Texas Capital Bank, N.A., (ii) the death of Dr. Smith, or (iii) the appointment of a legal Guardian for Dr. Smith due to incapacity by reason of physical or mental condition.

IN WITNESS WHEREOF, the undersigned has signed this proxy on the date above first written.

DR. L.S. SMITH

NTR METALS, LLC,
a Texas limited liability company

By:	John R. Loftus
Title:	President